Exhibit 99.1

805 King Farm Blvd.

Rockville, MD 20850 / USA

Nasdaq.com

Stanley Higgins

Senior Director

Listing Qualifications

The Nasdaq Stock Market LLC

+1 301 978 8041

Sent via Electronic Delivery to: sfinney@identiv.com

January 4, 2016

Mr. Steven T. Finney

Interim Chief Financial Officer

Identiv, Inc.

2201 Walnut Avenue, Suite 310

Fremont, CA 94538

Re:	Identiv, Inc. (the “Company”) – Additional Staff Determination
Nasdaq Symbol: INVE

Dear Mr. Finney:

As you are aware, on September 30, 2015, we wrote to the Company reminding it that under our Listing Rules, all Nasdaq Stock Market companies are required to hold an annual meeting of shareholders and to solicit proxies for such meeting. In that correspondence, we also explained that if the Company did not hold its annual meeting by December 31, 2015, its securities would be immediately subject to delisting. Accordingly, this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

This is formal notification that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market. Pursuant to Listing Rule 5810(d), the Company should present its views with respect to this additional deficiency at its Panel hearing. If the Company fails to address the aforementioned issue, the Panel will consider the record as presented at the hearing and will make its determination based upon that information.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release. The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet.1 The Company must also submit the announcement to Nasdaq’s MarketWatch Department.2 If the public announcement is made

[1]	Listing Rule 5810(b).
[2]	The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at www.NASDAQ.net.

Mr. Steven T. Finney

January 4, 2016

between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted.3

If you have any questions, please contact Pamela Morris, Lead Analyst, at +1 301 978 8053.

Sincerely,

cc: Hearings Department

[3]	Listing IM-5810-1.